Exhibit 99.1

Active Power Mourns Death of Vice President of Sales Gary Rackow

AUSTIN, Texas (March 22, 2010) – Active Power, Inc. (NASDAQ: ACPW) announced today that Gary Rackow, vice president, sales for the Americas passed away Tuesday, March 16, unexpectedly from natural causes. Mr. Rackow joined the company in 2006.

“Active Power has lost a kind, talented and inspirational leader. We are deeply saddened by his death,” said Jim Clishem, president and CEO, Active Power. “He was a distinguished member of the engineering community, a team player, a committed boss, a devoted husband and a good friend. Our thoughts and prayers are with his family during this very difficult time.”

Active Power’s executive team is taking steps to ensure business activities will continue without interruption. In the interim, Mr. Clishem will assume responsibility in managing Active Power’s sales initiatives in the Americas.

Visit www.activepower.com for updates and additional information.

About Active Power

Active Power provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.